Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of December 8, 2010, by and among Florida East Coast Railway L.L.C., a Florida limited liability company (the “Company”), FECR Rail Corp., a Delaware corporation (“FECR Rail”), and Husein Cumber (“Executive”). Where the context permits, references to “the Company” shall include the Company and any successor of the Company.

W I T N E S S E T H:

WHEREAS, the parties desire to enter into an employment agreement, effective as of January 1, 2011 (the “Effective Date”), pursuant to which Executive will be employed as Executive Vice President—Corporate Development of the Company on the terms and subject to the conditions more fully set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. SERVICES AND DUTIES. Executive shall serve as Executive Vice President—Corporate Development of the Company and in such position shall have the duties, responsibilities and authority commensurate with the status of an individual holding such position in a company similarly situated to the Company and shall render services consistent with such position. In all cases, Executive shall be subject to the supervision and authority of, and shall report to the President & CEO of the Company. While employed by the Company, Executive agrees to devote all of his working time and efforts to the business and affairs of the Company and its subsidiaries, subject to periods of vacation and sick leave to which he is entitled pursuant to this Agreement and in accordance with the Company’s policies in effect at such time. Notwithstanding the foregoing, nothing herein shall preclude Executive (A) so long as Executive delivers advance written notice to the Company, from participating in or serving on the board of directors or similar governing body of charitable, religious, social or educational organizations in so far as such participation or service does not unreasonably interfere, individually or in the aggregate, with Executive’s performance of his obligations to the Company or (B) so long as Executive obtains advance written approval from the Company (which such approval shall not be unreasonably withheld), from participating or serving on the board of directors or similar governing body of a for-profit entity in so far as such participation or service does not unreasonably interfere, individually or in the aggregate, with Executive’s performance of his obligations to the Company, or (C) from participating or serving on the board of directors or similar governing body of one public company, in so far as such company is not a competitor of the Company and such participation does not reflect negatively on the Company. Schedule A hereto sets forth each such board on which Executive serves as of the Effective Date, which such participation has been approved by the Company. Executive agrees to discharge his duties diligently, faithfully and in the best interests of the Company. Notwithstanding the foregoing or anything else contained in this Agreement, the Company retains the right to terminate Executive’s employment at any time for any reason or no reason (and whether or not for Cause (as defined below)).

2. EMPLOYMENT TERM. Unless Executive’s employment shall sooner terminate pursuant to Section 5 of this Agreement, the Company shall employ Executive under the terms of this Agreement for the period commencing on the Effective Date and ending on the first (1st) anniversary of the Effective Date (the “Initial Term”); provided, however, that commencing on the expiration of the Initial Term and each anniversary thereafter, the term of this Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one (1) year each (each, an “Extended Term”), unless Executive or the Company, as the case may be, at least sixty (60) days prior to the expiration of the Initial Term or any Extended Term, provides written notice to the other of its intention not to renew this Agreement. The period during which Executive is employed pursuant to this Agreement, including any Extended Term in accordance with the preceding sentence, shall be referred to as the “Term.”

3. COMPENSATION.

(a) Base Salary. As compensation for Executive’s services to the Company, the Company shall pay Executive a base salary (as in effect from time to time, the “Base Salary”) at an initial rate of $350,000.00 per year (pro-rated for any partial year). The Base Salary shall be paid to Executive in accordance with (and at such times as provided by) the usual payroll practices of the Company in effect from time to time. The Base Salary may be increased (but not decreased other than pursuant to an across-the-board reduction that applies to all employees or solely to senior executives of the Company) in the sole discretion of the President and CEO.

(b) Sign On Bonus. Within sixty (60) days after Executive’s commencement of employment, the Company will pay to the Executive a one-time bonus the amount of $250,000, payable in cash.

Annual Bonus. In addition to the Base Salary, Executive shall be eligible to receive a performance bonus (“Annual Bonus”) in respect of each calendar year in which Executive is employed hereunder, based upon the achievement of performance targets established in the sole discretion of the Company. While the target percentage of the Annual Bonus will be 50% of the Base Salary, the exact amount of the Annual Bonus payable to Executive in respect of any calendar year shall be at the sole discretion of the Company, taking into account the strategic and financial performance of the Company as a whole as well as the contribution of Executive to that performance (based upon performance targets established by the Company at or around the commencement of Executive’s employment with the Company and thereafter within 120 days after the beginning of each calendar year); provided that in no event shall Annual Bonus exceed 100% of the Base Salary. In order to be eligible to receive payment of an Annual Bonus, Executive must be an active employee at, and not have given or received notice of termination, resignation or retirement of employment (including for Good Reason (as defined below)) prior to, the time of payment of such Annual Bonus, which shall be paid in accordance with (and at such time as) the usual bonus payroll practices of the Company in effect at such time. As determined by the Company and FECR Rail in their sole discretion, up to fifty percent (50%) of any Annual Bonus may be granted as restricted stock units (“RSUs”) relating to shares of the common stock, par value $0.01, of FECR Rail (“Common Stock”), or if FECR Rail is prohibited at the relevant time by a credit or similar agreement from issuing equity securities to any persons other than FECR Rail Holding LLC (“FECR Holding LLC”), FECR

Rail LLC and the Fortress Entities, relating to common units of FECR Holding LLC. Any such RSUs will be subject to the terms and conditions of a definitive grant agreement by and among FECR Rail, the Company and Executive, which will provide, among other things, that one-third (1/3) of such shares shall vest on each of the first three anniversaries of the date of grant, generally subject to Executive’s continued employment with the Company on the applicable vesting date.

(c) Initial Equity Grant. Executive shall receive, on the Effective Date, a grant of RSUs with a grant date fair market value of $500,000, subject to all of the terms and conditions of the Restricted Stock Unit Award Agreement with Respect to Shares of FECR Rail Corp., substantially in the form annexed as Exhibit A hereto.

(d) Performance Equity Grants. Executive shall be entitled to receive, with respect to each such year for which the EBITDA (as defined in Exhibit B) targets set forth on Exhibit B are achieved, an additional grant of RSUs (the “Performance RSUs”) with a grant date fair market value of $300,000. If the EBITDA target with respect to a calendar year is achieved, the Performance RSUs will be granted as soon as practicable after the completion of FECR Rail’s audited financial statements relating to such calendar year, provided that Executive is an active employee at, and has not given or received notice of termination, resignation or retirement of employment (including for Good Reason) prior to, the date of grant. The Performance RSUs shall be subject to the terms and conditions of a definitive grant agreement, which will provide, among other things, that the Performance RSUs will vest in three equal annual installments, generally subject to Executive’s continued employment with the Company on the applicable vesting date. In the event that the EBITDA targets relating to any year are not achieved, no Performance RSUs shall be granted with respect to such year, notwithstanding the achievement of the applicable EBITDA target with respect to any subsequent year.

(e) Additional Equity Grants. Executive shall be eligible to receive additional grants of RSUs based on extraordinary Company or individual performance, in each case as determined in the sole discretion of the Board.

(f) Withholding. All taxable compensation payable to Executive pursuant to this Agreement shall be subject to any applicable withholding taxes and such other taxes as are required under Federal law or the law of any state or governmental body to be collected with respect to compensation paid by the Company to Executive.

4. BENEFITS AND PERQUISITES.

(a) Welfare Benefits; Paid Time Off. While employed by the Company, Executive will be entitled to participate, to the extent eligible thereunder, in all benefit plans and programs maintained from time to time for the Company’s employees, in accordance with the terms thereof in effect from time to time, on a basis no less favorable than other senior management employees of the Company. For purposes of clarification, nothing contained in this Agreement shall limit or otherwise affect the ability of the Company or any of its affiliates (if applicable) to amend, terminate or otherwise modify any such benefit plan or program now or hereafter in existence in accordance with its terms and applicable law. Notwithstanding any other policy, plan or program of the Company, Executive shall be entitled to not less than four

(4) weeks of paid vacation per calendar year, which may be carried over one year to the extent not used in any given calendar year.

(b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive during the Term in furtherance of Executive’s duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

(c) Relocation Expenses. In order for Executive to relocate from his current domicile to Florida, which the Company anticipates should take place prior to April 30, 2011, the Executive shall be entitled to the Company’s Tier 3 Relocation Policy. Further, the Company agrees to pay the Executive up to a maximum of $20,000 to either (i) reimburse the Executive for expenses to rent an apartment in the Jacksonville area for up to twelve (12) months or (ii) offset any loss due to the sale price of Executive’s home in Washington, DC being lower than the original purchase price.

TERMINATION. Executive’s employment shall be terminated at the earliest to occur of the following: (i) the end of the Term; (ii) the date on which the Board delivers written notice that Executive is being terminated for “Disability” (as defined below); or (iii) the date of Executive’s death. In addition, Executive’s employment may be earlier terminated (1) by the Company for “Cause” (as defined below), effective on the date on which a written notice to such effect is delivered to Executive; (2) by the Company at any time without Cause, effective on the date on which a written notice to such effect is delivered to Executive or such other date as is reasonably designated by the Company; (3) by Executive for “Good Reason” (as defined below), effective thirty-one (31) days following the date on which a written notice to such effect is delivered to the Company; or (4) by Executive without Good Reason at any time, effective thirty-one (31) days following the date on which a written notice to such effect is delivered to the Company.

(a) For Cause Termination. If Executive’s employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than: (i) any accrued but unpaid Base Salary; (ii) any accrued but unused paid time off, (iii) reimbursement for any business expenses properly incurred by Executive prior to the date of termination in accordance with Section 4(b) hereof; and (iv) vested benefits, if any, to which Executive may be entitled under the Company’s employee benefit plans as of the date of termination (collectively, the “Accrued Benefits”). The Accrued Benefits shall in all events be payable on the Company’s first regularly scheduled payroll date which occurs at least ten (10) days after the date of termination (other than Base Salary, which shall be payable as provided in Section 3(a) hereof).

(b) Termination by the Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company other than for Cause or by the Executive for Good Reason, then Executive shall be entitled to:

1. the Accrued Benefits payable as provided in Section 5(a) hereof;

2. an amount in cash equal to one (1) year of Base Salary as in effect on the date of such termination, payable in equal monthly installments during the one-year period following the date of termination, commencing on the 60th day following the date of termination, provided that Executive has executed a general release of claims in a form satisfactory to the Company (the “Release”) and the Release has become irrevocable within 60 days following the date of termination, provided further that the first such payment shall consist of all amounts payable to the Executive pursuant to this Section 5(b)(2) between the date of termination and the 60th day following the date of termination;

3. in the event such termination occurs other than within the 12 month period following a Change of Control, the RSUs held by Executive that would have become vested on the next scheduled vesting date pursuant to the terms applicable to each individual grant of such RSUs shall immediately vest and the shares underlying such RSUs shall be delivered on the 60th day following the date of termination, provided that Executive executes the Release and the Release becomes irrevocable within 60 days following the date of termination; and

4. in the event such termination occurs within the 12 month period following a Change of Control, all RSUs then held by Executive shall immediately vest and the shares underlying such RSUs shall be delivered on the 60th day following the date of termination, provided that Executive executes the Release and the Release becomes irrevocable within 60 days following the date of termination.

Notwithstanding anything herein to the contrary, if (A) Executive breaches any of the restrictive covenants set forth in Section 6 hereof and (B) the Company provides Executive with written notice of such breach, the Company shall not be required to pay any amount pursuant to Section 5(b)(2) and the Company shall have the right to require Executive (and any heir, representative, successor or assign of Executive) to repay any amount previously paid to Executive pursuant to Section 5(b)(2).

(c) Voluntary Resignation by Executive without Good Reason; Termination upon Death or Disability. If Executive voluntarily resigns his employment without Good Reason, or if Executive’s employment is terminated by reason of Executive’s death or Disability, in lieu of any other payments or benefits, Executive (or Executive’s beneficiary or estate, as applicable) shall be entitled to the Accrued Benefits only.

(d) Voluntary Resignation by Executive to Take Government Position. If Executive voluntarily resigns his employment on or after January 1, 2013, in order to accept an appointment or offered position at any governmental agency (federal, state or municipal), then any portion of the Annual Bonus that would be paid in cash for that fiscal year in accordance with Section 3(c) above, if any, and prorated for the number of complete months for such fiscal year prior to the date of termination shall be paid to the Executive in accordance with and at the time that Annual Bonuses are paid to other Executives of the Company.

(e) Expiration of Term. For the avoidance of doubt, upon the expiration of the Term, the parties’ obligations hereunder, other than with respect to the provisions set forth in Sections 6, 8 and 9 hereof, shall expire.

(f) Definitions. For purposes of this Agreement:

An “affiliate” means a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person or entity specified.

“Cause” shall mean (i) the Executive commits any act of fraud, intentional misrepresentation or serious misconduct in connection with the business of the Company, a subsidiary or affiliate, including, but not limited to, falsifying any documents or agreements (regardless of form); (ii) the Executive materially violates any rule or policy of the Company, a subsidiary or affiliate (A) for which violation an employee may be terminated pursuant to the written policies of the Company, a subsidiary or affiliate reasonably applicable to such an employee, (B) which violation results in material damage to the Company or any affiliate or (C) which, after written notice to do so, the Executive fails to correct within a reasonable time; (iii) other than solely due to Disability, the Executive willfully breaches or habitually neglects any material aspect of the Executive’s duties assigned to the Executive by the Company, a subsidiary or affiliate, which assignment was reasonable in light of the Executive’s position with the Company, a subsidiary or affiliate (all of the foregoing duties, “Duties”); (iv) other than solely due to Disability, the Executive fails, after written notice, adequately to perform any Duties and such failure is reasonably likely to have a material adverse impact upon the Company, a subsidiary or affiliate or the operations of any of them; provided, that, for purposes of this clause (iv), such a material adverse impact will be solely determined with reference to the Executive’s Duties and his annual compensation pursuant to this Agreement; (v) the Executive materially fails to comply with a direction from the Board or the board of directors of any affiliate with respect to a material matter, which direction was reasonable in light of the Executive’s position with the Company, a subsidiary or affiliate; (vi) while employed by or providing services to the Company, a subsidiary or affiliate, and without the written approval of the Board, the Executive performs services for any other corporation or person which competes with the Company or any of its subsidiaries, or otherwise violates any restrictive covenants contained in any agreement between the Company or any of its affiliates and the Executive; (vii) Executive is convicted by a court of competent jurisdiction of a felony (other than a traffic or moving violation) or any crime involving dishonesty; (viii) Executive engages in any other action that may result in termination of an employee for cause pursuant to any generally applied standard, of which standard Executive knew or reasonably should have known, adopted in good faith by the Board or the board of directors of any of its subsidiaries or affiliates from time to time but prior to such action or condition; or (ix) any willful breach by the Executive of his fiduciary duties as a director of the Company, a subsidiary or affiliate. In the event that there is a dispute between the Executive and the Company as to whether “Cause” for termination exists: (1) such termination shall nonetheless be effective and (2) such dispute shall be subject to arbitration in Jacksonville, Florida, using the commercial rules of the American Arbitration Association.

“Change of Control” means an event or series of events as a result of which the Fortress Entities, collectively, directly or indirectly legally or beneficially own less than fifty percent (50%) of the voting stock (or other equity interest) of the Company, in each case adjusted pursuant to any stock (or share) split, stock (or share) dividend, recapitalization or reclassification of the capital of the Company; provided, however, that a “Change of Control” shall not be deemed to occur:

(A) upon an acquisition, merger, amalgamation, continuation into another jurisdiction or other business combination involving the Company, including the sale of all or substantially all of the assets of the Company (each, a “Business Combination”), if one or more Fortress Entities collectively (I) directly or indirectly legally or beneficially own at least thirty percent (30%) of the voting stock (or other equity interest) of the Company or the surviving/acquiring entity, as the case may be, and (II) continue to be the largest shareholder (or other holder of equity) of the Company or the surviving/acquiring entity, as the case may be, following such Business Combination, and a “Change of Control” will not result after any such Business Combination so long as the conditions set forth in clauses (I) and (II) continue to be satisfied; or

(B)(I) upon a Company IPO (without regard to the percentage of voting stock (or other equity interest) of the Company directly or indirectly legally or beneficially owned by the Fortress Entities immediately after such Company IPO) or (II) without limiting clause (I), if at any time following a Company IPO one or more Fortress Entities collectively directly or indirectly legally or beneficially own at least thirty percent (30%) of the voting stock (or other equity interest) of the Company and are the largest shareholder (or other holder of equity) of the Company.

“Company IPO” means a firmly underwritten public offering pursuant to a registration statement declared effective under the Securities Exchange Act of 1934, as amended, covering the offer and sale of shares of stock (or other equity interests) of either the Company, FECR Rail LLC, or FECR Holding LLC for the account of the Company, FECR Rail LLC, or FECR Holding LLC, as the case may be, to the public generally in which the net proceeds to the Company, FECR Rail LLC, or FECR Holding LLC, as the case may be, are not less than $100,000,000.

“Disability” means, as determined by the Board in good faith, Executive’s inability, due to disability or incapacity, to perform all of Executive’s duties hereunder on a full-time basis for (i) periods aggregating one hundred eighty (180) days, whether or not continuous, in any continuous period of three hundred and sixty five (365) days or, (ii) where Executive’s absence is adversely affecting the performance of the Company in a significant manner, periods greater than ninety (90) days and Executive is unable to resume Executive’s duties on a full time basis within ten (10) days after receipt of written notice of the Board’s determination under this clause (ii).

“Fortress Entity” means any of (i) Fortress Fund V GP L.P. or any affiliate thereof, (ii) any investment vehicle (whether formed as a private investment fund, stock company, partnership or otherwise) or managed account managed directly or indirectly by Fortress Investment Group LLC or any of its affiliates, including but not limited to Fortress Fund V (Fund A) L.P. and its parallel affiliated funds or (iii) any person or entity of which the majority of its stock, partnership or membership interests are owned, directly or indirectly, by any person or entity described in sub paragraph (ii) above.

“Good Reason” means the occurrence, without the express prior written consent of Executive, of any of the following circumstances, unless such circumstances are fully corrected by the Company within thirty (30) days following written notification by Executive

(which written notice must be delivered within thirty (30) days following the date Executive becomes aware of the occurrence of such circumstances) that Executive intends to terminate Executive’s employment for one of the reasons set forth below: (i) any material reduction in Executive’s title, duties, authorities, or responsibilities; (ii) any material breach by the Company of any agreement between the Company and Executive; (iii) any failure by the Company to pay Executive the Base Salary or Annual Bonus, in each case when required to be so paid pursuant to the terms of this Agreement; (iv) any material reduction in the Base Salary (including, once the Executive’s Base Salary is increased, any material reduction in the Executive’s Base Salary below such increased amount) other than, in each case, an across-the-board reduction that applies to all employees or solely to senior executives of the Company; (v) during the one (1) year period following any Change of Control, the failure of any successor to the Company (if any), whether direct or indirect and whether by merger, acquisition, consolidation or otherwise, to assume in a writing delivered to Executive, the obligations of the Company under this Agreement, provided that Executive was willing and able to execute a new contract providing for the same terms and conditions as those in this Agreement and to continue providing services to the successor upon such terms and conditions; (vi) any relocation of Executive’s principal place of employment to a location more than fifty (50) miles outside the Jacksonville, Florida metropolitan area; or (vii) the delivery of a notice of non-renewal by the Company pursuant to Section 2 of this Agreement.

(f) Resignation as Officer or Director. Upon a termination of employment for any reason, Executive shall resign each position that Executive then holds as an officer of the Company or as an officer or director of any of the Company’s subsidiaries or affiliates. Executive’s execution of this Agreement shall be deemed the grant by Executive to the officers of the Company of a limited power of attorney to sign in Executive’s name and on Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(g) Section 409A. It is intended that (i) each installment of the payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii), and 1.409A-1(b)(9)(v). Notwithstanding anything contained to the contrary in this Agreement, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to Executive under Section 5 of this Agreement until Executive would be considered to have incurred a “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company. Notwithstanding anything to the contrary in this Agreement, if the Company determines (1) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (2) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code, if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s

“separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section 5(g) shall be made in a lump sum on the first day of the seventh (7th) month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death. In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during his employment with the Company or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (x) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (y) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred.

6. COVENANTS. By virtue of Executive’s employment with the Company, Executive acknowledges that, during the period of his employment with the Company, he shall have access to trade secrets and other valuable confidential business and professional information, knowledge and data relating to the Company and its affiliates and their respective businesses, will meet and develop relationships with prospective and existing suppliers, financing sources, clients, customers and employees of the Company and its affiliates and will receive extraordinary or specialized training in the short-line railroad business.

(a) Noncompetition; Nonsolicitation. Executive agrees that during the period of his employment with the Company or any of its subsidiaries and for the one (1) year period immediately following termination of such employment for any reason or no reason, Executive shall not:

(i) work in any consulting, lobbying or other capacity with any person or entity who is competing with or working against the interests of the Company or its affiliates for any funding or business opportunity; or

(ii) directly or indirectly engage in the recruiting, soliciting or inducing of any nonclerical employee or employees of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or an affiliate, or in hiring or assisting another person or entity to hire any nonclerical employee of the Company or an affiliate or any person who within six (6) months before had been a nonclerical employee of the Company or an affiliate and were recruited or solicited for such employment or other retention while an employee of the Company (other than any of the foregoing activities engaged in with the prior written approval of the Company); or

(iii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, supplier, client or customer of the Company or any subsidiary of the Company to terminate such agency or business relationship with the Company.

Nothing contained in this Agreement shall limit or otherwise affect the ability of Executive to own not more than one percent (1.0%) of the outstanding capital stock of any entity that is engaged in a business competitive with the Company or any of its subsidiaries, provided, that such investment is a passive investment and Executive is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.

(b) Disparaging Comments. Executive agrees that during the period of his employment with the Company or any of its affiliates and thereafter, Executive shall not make any disparaging or defamatory comments regarding the Company or any of its subsidiaries or affiliates, or after termination of his employment relationship with the Company or any of its subsidiaries or affiliates, make any comments concerning any aspect of the termination of their relationship. The Company agrees that during the period of the Executive’s employment with the Company or any of its subsidiaries and thereafter, members of the Company’s senior management shall be prohibited from making disparaging or defamatory comments regarding the Executive or, after termination of the Executive’s employment relationship with the Company or any of its subsidiaries, and from making any comments concerning any aspect of the termination of their relationship. The obligations of the parties under this subsection shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that Executive may have to the Company or an affiliate. For purposes of this Section 6, “the Company” refers to the Company and any incorporated or unincorporated affiliates, including any entity which becomes Executive’s employer as a result of any transaction, reorganization or restructuring of the Company for any reason. The Company shall be entitled, in connection with its tax planning or other reasons, to terminate Executive’s employment (which termination shall not be considered a termination without Cause for purposes of this Agreement or otherwise) in connection with an invitation from an affiliate to accept employment with such affiliate.

(c) Confidentiality. Executive agrees that during the period of his employment with the Company or any of its subsidiaries and thereafter, Executive will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company and its affiliates (i) obtained by Executive during employment by the Company or its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. Executive shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, Executive will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law. Upon termination of employment with the Company and its affiliates, or at any time as the Company may request, Executive will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, Executive or a third party) relating to the Company, an affiliate or any of their businesses or property which Executive may possess or have under Executive’s direction or control other than documents provided to Executive as a participant in any employee benefit plan, policy or program of the Company or any agreement by and between Executive and the Company or any of its affiliates with regard to Executive’s employment or severance.

In addition to the foregoing, Executive acknowledges certain management and employee sharing arrangements between the Company and its affiliate, RailAmerica, Inc. and that Executive may from time-to-time be privy to certain confidential information of that affiliate. Executive agrees to keep confidential all secret and confidential information of RailAmerica, Inc. and to abide by RailAmerica, Inc.’s Insider Trading policies.

(d) Acknowledgement. Executive agrees and acknowledges that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that, notwithstanding any provision in this Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. Executive agrees and acknowledges that a portion of the compensation paid to Executive under this Agreement will be paid in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 6 as applied to Executive or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6. If the scope of any such provision, or any part thereof, is too broad to permit enforcement of such provision to its full extent, Executive agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Executive agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and upon breach of any provision of this Section 6, the Company shall be entitled to injunctive relief, specific performance or other equitable relief by any court with competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond; provided, however, that this shall in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this Agreement.

7. SECTION 280G. Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive (including any payment or benefit received in connection with a Change of Control or the termination of Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by the Company or any of its subsidiaries or affiliates making such payment or providing such benefit as a result of Section 280G of the Code, then, to the extent necessary to make such portion of the Total Payments deductible (and after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement), the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero).

8. ASSIGNMENT. This Agreement, and all of the terms and conditions hereof, shall bind the Company and its successors and assigns and shall bind Executive and Executive’s heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company’s rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive, and any such attempted assignment or hypothecation shall be null and void. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company’s subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company’s assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

9.	GENERAL.

(a) Notices. All notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally or sent by nationally recognized overnight courier service. Any notice or other communication shall be deemed given on the date of delivery or on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service. All such notices or communications shall be delivered to the recipient at the addresses indicated below:

To the Company:

Florida East Coast Railway L.L.C.

Attention: General Counsel

7411 Fullerton Street

Jacksonville, Florida 32256

If to FECR Rail:

Attention: General Counsel

7411 Fullerton Street

Jacksonville, FL 32256

To Executive:

Husein Cumber

at the address as it appears in the Company’s books and records or at such other place as Executive shall have designated by notice as herein provided to the Company.

(b) Severability. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the fullest extent permitted by applicable law, the parties hereby waive any provision of law which may render any provision hereof prohibited or unenforceable in any respect.

(c) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and may not be modified or amended except by a written agreement signed by the Company and Executive. As of the Effective Date, this Agreement supersedes any prior agreements or understandings between the parties with respect to the subject matter hereof. Executive represents that he is free to enter into this Agreement without violating any agreement or covenant with, or obligation to, any other entity or individual.

(d) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same agreement, and all signatures need not appear on any one counterpart.

(e) Amendments. No amendments or other modifications to this Agreement may be made except by a writing signed by all parties. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement.

(f) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to any choice-of-law rules thereof which might apply the laws of any other jurisdiction.

(g) Survivorship. The provisions of this Agreement necessary to carry out the intention of the parties as expressed herein shall survive the termination or expiration of this Agreement.

(h) Waiver. The waiver by either party of the other party’s prompt and complete performance, or breach or violation, of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation, and the failure by any party hereto to exercise any right or remedy which it may possess hereunder shall not operate nor be construed as a bar to the exercise of such right or remedy by such party upon the occurrence of any subsequent breach or violation. No waiver shall be deemed to have occurred unless set forth in a writing executed by or on behalf of the waiving party. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

(i) Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

(j) Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(k) Jurisdiction. Executive hereby irrevocably consents and agrees that any legal action, suit or proceeding against him with respect to his obligations or liabilities or any other matter under or arising out of or in connection with this Agreement (other than as set forth in the definition of “Cause” in Section 5(f) hereof) shall be brought in the United States District Court for the Middle District of Florida or in the courts of the State of Florida, and, by execution and delivery of this Agreement, Executive, to the fullest extent permitted by applicable law, hereby (i) irrevocably accepts and submits to the exclusive jurisdiction of each of the aforesaid courts, in person, generally and unconditionally with respect to any such action, suit or proceeding, (ii) agrees not to commence any such action, suit or proceeding in any jurisdiction other than those of the aforesaid courts, (iii) waives any objection to the laying of venue of any such action, suit or proceeding therein, (iv) agrees not to plead or claim that such action, suit or proceeding has been brought in an inconvenient forum and (v) consents to service of process in connection with an such action, suit or proceeding by the delivery of notice to such Executive’s address set forth in this Agreement.

(l) WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF SUCH PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MIGHT BE FILED IN ANY COURT AND THAT MAY RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING ALL COMMON LAW AND STATUTORY CLAIMS. EACH PARTY FURTHER REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, MODIFICATIONS, SUPPLEMENTS OR RESTATEMENTS HEREOF. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(m) Attorney Fees. Should any party to this Agreement be required to commence any litigation concerning any provision of this Agreement or the rights and duties of the parties hereunder, the prevailing party in such proceeding shall be entitled, in addition to such other relief as may be granted, to the reasonable attorneys’ fees and court costs incurred by reason of such litigation.

(n) Cooperation. Executive agrees that, subsequent to any termination of his employment, he will continue to cooperate with the Company in the prosecution and/or defense of any claim in which the Company may have an interest (with the right of reimbursement for reasonable out-of-pocket expenses actually incurred) which may include, without limitation, being available to participate in any proceeding involving the Company, permitting interviews with representatives of the Company, appearing for depositions and trial testimony, and producing and/or providing any documents or names of other persons with relevant information in Executive’s possession or control arising out of his employment in a reasonable time, place and manner.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the first date written above.

FLORIDA EAST COAST RAILWAY L.L.C.

By:	/s/ James R. Hertwig
	Name:	James R. Hertwig
	Title:	President & CEO

FECR RAIL CORP.

By:	/s/ John Brenholt
	Name:	John Brenholt
	Title:	EVP -CFO

EXECUTIVE

/s/ Husein Cumber
Husein Cumber

[Signature Page to Employment Agreement]

Schedule A

None

EXHIBIT A

RESTRICTED STOCK UNIT AWARD AGREEMENT

WITH RESPECT TO SHARES OF

FECR RAIL CORP.

This Restricted Stock Unit Award Agreement (this “RSU Agreement”), is entered into as of December 8, 2010, by and among FECR Rail Corp, a Delaware corporation (the “Company”), Florida East Coast Railway L,L.C,, a Florida limited liability company (the “Railway LLC”), and Husein Cumber (the “Grantee”). Capitalized terms not defined herein where they first occur shall have the meaning ascribed to them in the last Section hereof,

1. Grant of Restricted Stock Units. The Company hereby grants to the Grantee, as of the date hereof (the “Grant Date”), 6201 restricted stock units the “RSUs”) with respect to shares of the common stock, par value $0.01, of the Company (“FECR Shares”), subject to all of the terms and conditions of this RSU Agreement.

2. Form and Time of Payment.

(a) Subject to all the provisions of this RSU Agreement, each RSU granted hereunder shall represent the right to receive FECR Shares having a fair market value equal to the fair market value of one common unit (hereinafter a “FECR Holding LLC Interest”) of FECR Rail Holding LLC or any successor thereto (“FECR Holding LLC”), or, if the Company is prohibited at the relevant time by a credit or similar agreement from issuing equity securities to any persons or entities other than FECR Holding LLC, FECR Rail LLC (“FECR LLC”), and the Fortress Entities, one FECR Holding LLC Interest (in each case, as determined by the Board of Directors of the Company (the “Board”), in its good faith discretion). Notwithstanding the foregoing, (i) no fractional FECR Shares shall be issued hereunder, and (ii) where, absent this restriction, the Grantee would be entitled to receive a fractional FECR Share hereunder, the Grantee shall instead be entitled to receive cash in an amount equal to the value of such fractional share payable at such time that the fractional share would have otherwise been paid.

(b) The property required to be delivered pursuant to this Section 2 shall be delivered to the Grantee as soon as practicable after the relevant portion of the RSU grant becomes vested and nonforfeitable in accordance with the vesting schedule and provisions set forth in Exhibit A hereto, in settlement of the RSUs comprising such vested portion, but in no event later than two and one-half (2-1/2) months following the end of the calendar year in which such portion becomes vested and nonforfeitable (even if a termination of employment occurs after vesting and before delivery).

3. Restrictions.

(a) The RSUs and their related DERs (as defined in Section 4 hereof) may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of or encumbered and shall be subject to a risk of forfeiture as described in Sections 3(b) and 4(c), respectively, until

[1]	The number of RSUs granted hereunder is equal to $500,141.60, divided by the fair market value of one common unit of FECR Rail Holding LLC as of the Grant Date, which is based upon a stipulated value for purposes of this Agreement of $806.68 per share.

the vesting requirements and any additional requirements or restrictions contained in this RSU Agreement have been satisfied, terminated or expressly waived by the Company in writing. Unless the Company determines otherwise, upon any attempt by the Grantee to transfer any RSUs or their related DERs or any other rights in respect of RSUs, before the lapse of such restrictions, such RSUs, related DERs and all of the rights related thereto, shall be innnediately forfeited by the Grantee without payment of any consideration.

(b) Except as otherwise provided in Exhibit A hereto, if Grantee’s employment with the Company or Railway LLC is terminated for any reason (including, without limitation, the death or Disability of the Grantee), then this RSU Agreement shall terminate and all rights of the Grantee with respect to RSUs that have not vested shall immediately terminate. Except as otherwise provided in Exhibit A hereto, the RSUs that are subject to restrictions upon the date the Grantee’s services are terminated shall be forfeited without payment of any consideration, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives shall thereafter have any further rights or interests in such RSUs,

4. No Shareholder Rights; Contingent Dividend Equivalent Rights. Except as provided in this Section 4, Grantee shall have no rights of a shareholder or equityholder (including, without limitation, voting rights) under this RSU Agreement unless and until FECR Shares or FECR Holding LLC Interests are delivered to the Grantee following vesting of Grantee’s RSUs.

(a) Dividend Equivalent Rights. Subject to the terms and conditions of this Agreement, the Company hereby grants a “Dividend Equivalent Right” (or “DER”) to the Grantee with respect to each RSU granted hereunder (the “Related RSU”) and the notional FECR Holding LLC Interests underlying such RSU. Subject to those terms and conditions, the DERs granted hereunder give the Grantee the right to receive cash payments (the “DER Payments”) on each date during the “DER Term” (defined below) on which a dividend is paid with respect to the notional FECR Holding LLC Interests underlying the related RSUs (each such date, a “DER Payment Date”). The amount of each DER Payment shall be an amount equal to (i) the number of notional FECR Holding LLC Interests underlying the Related RSUs on the DER Payment Date, multiplied by (ii) the “Per Share Dividend Amount” (defined below) applicable to the relevant dividend payment date for FECR Holding LLC Interests. No interest or other earnings will be credited with respect to the DERs.

(i) “DER Term” means, with respect to a Related RSU, the period commencing as of the date hereof and ending on the earliest of (i) the date the Grantee’s employment with the Company, Railway LLC or a subsidiary or affiliate terminates for any reason, or (ii) the date on which delivery is made with respect to the vesting of the Related RSU, or (iii) the date on which the Related RSU is forfeited.

(ii) “Per Share Dividend Amount” means the amount per share of any ordinary dividend paid during the DER Term which is paid to the holders of FECR Holding LLC Interests (as declared from time to time by the Board of Managers of FECR Holding LLC).

(b) Continuance of Services Required. The Grantee’s continued employment with the Company, Railway LLC or a subsidiary or affiliate through each DER Payment Date is a condition to the Grantee’s receipt of that particular DER Payment and the Grantee’s continued rights and benefits under the DERs.

(c) Effect of Termination of Employment on Payment or Forfeiture of the Related RSUs. If the Grantee’s employment with the Company, Railway LLC or a subsidiary or affiliate terminates before a DER Payment Date hereunder (regardless of the reason for suck termination of such employment, whether with or without Cause, voluntarily or involuntarily, or due to death or Disability), the DERs shall terminate and be extinguished and forfeited upon the date of termination and no DER Payment shall be made with respect to the relevant DER Payment Date or any subsequent DER Payment Date. If a portion or all of the Related RSUs become vested and delivery is made with respect to such vested Related RSUs (or a portion or all of the Related RSUS are forfeited prior to becoming vested), the DERs with respect to such portion or all of the Related RSUs shall terminate and be extinguished and forfeited upon the first to occur of the date on which the Related RSUs are forfeited or the date on which delivery with respect to the Related RSUs is made, and no DER Payment with respect to such DERs shall be made after such date.

5. Legend on Certificates. Each certificate issued to the Grantee upon written request to the Company or FECR Holding LLC (as applicable) representing Issued Securities issued hereunder shall bear the following (or substantially equivalent) legends on the face or reverse side thereof:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RESTRICTED STOCK UNIT AWARD AGREEMENT DATED AS OF DECEMBER 8, 2010, BETWEEN HUSEIN CUMBER AND FECR RAIL CORP., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF [entity to be inserted], AND THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE VOTED, TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS SUCH VOTING, TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION COMPLIES WITH THE PROVISIONS OF SUCH AGREEMENT.

Any security certificate issued at any time in exchange or substitution for any certificates bearing such legends (except a new certificate issued upon the completion of a public distribution of Issued Securities represented thereby) shall also bear such (or substantially equivalent) legends, unless the Issued Securities represented by such certificate are no longer subject to the provisions of this RSU Agreement and, in the opinion of counsel for the Company or FECR Holding LLC, as applicable, the Issued Securities represented thereby need no longer be subject to restrictions pursuant to the Act or applicable state securities law. The Company and FECR Holding LLC shall not be required to transfer on their books any certificate for Issued Securities in violation of the provisions of this RSU Agreement.

6. Restrictive Covenants. The Grantee acknowledges that, as part of Grantee’s employment by the Company, Railway LLC or a subsidiary or affiliate, the Grantee shall have access to secret and confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, and will meet and develop relationships with potential and existing suppliers, financing sources, clients, customers and employees of the Company and its affiliates.

(a) Noncompetition; Nonsolicitation. The Grantee agrees that during the period of Grantee’s employment by the Company, Railway LLC or a subsidiary or affiliate, and for a period of one (1) year period immediately following termination of such employment (whether or not for Cause), the Grantee shall not:

(1) work in any consulting, lobbying or other capacity with any person or entity who is competing with or working against the interests of the Company or its affiliates for any funding or business opportunity; or

(ii) directly or indirectly, engage in the recruiting, soliciting or inducing of any nonclerical employee of the Company or its affiliates to terminate their employment with, or otherwise cease their relationship with, the Company or any of its affiliates, or in hiring or assisting another Person to hire any nonclerical employee of the Company or any of its affiliates or any Person who within six months before had been a nonclerical employee of the Company or any of its affiliates and was recruited or solicited for such employment or other retention while an employee of the Company or any of its affiliates (other than any of the foregoing activities engaged in with the prior written approval of the Company); or

(iii) directly or indirectly solicit, induce or encourage or attempt to persuade any agent, consultant, supplier or customer of the Company or any affiliate of the Company to terminate such agency or business relationship.

Nothing contained in this Agreement shall limit or otherwise affect the ability of the Grantee to own not more than one percent (1.0%) of the outstanding equity interest of any entity that is engaged in a business competitive with the Company or any of its affiliates, provided that such investment is a passive investment and such Grantee is not directly or indirectly involved in the management or operation of such business or otherwise providing consulting services to such business.

(b) Disparaging Comments. The Grantee agrees that during the term of Grantee’s employment by the Company, Railway LLC or a subsidiary or affiliate, and thereafter, the Grantee shall not make any disparaging or defamatory comments regarding the Company, FECR Holding LLC, or any of its affiliates or, after termination of that employment relationship, make any comments concerning any aspect of the termination of their relationship. The obligations of the Grantee under this paragraph shall not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.

Nothing contained in this Section 6 shall limit any common law or statutory obligation that the Grantee may have to the Company or any of its affiliates, For purposes of this Section 6, “the Company” refers to the Company and any incorporated or unincorporated affiliates of the Company, including any successor to the Company.

(c) Confidentiality Covenant. During the term of the Grantee’s employment by the Company, Railway LLC or a subsidiary or affiliate and thereafter, the Grantee will hold and keep confidential all secret and confidential information, knowledge or data relating to the Company and its affiliates, and their respective businesses, including any confidential information as to customers of the Company, Railway LLC and its affiliates (i) obtained by the Grantee while providing services to the Company, Railway LLC or its affiliates and (ii) not otherwise public knowledge or known within the applicable industry. The Grantee shall not, without prior written consent of the Company, unless compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it. In the event the Grantee is compelled by order of a court or other governmental or legal body to communicate or divulge any such information, knowledge or data to anyone other than the foregoing, the Grantee will promptly notify the Company of any such order and will cooperate fully with the Company in protecting such information to the extent possible under applicable law. Upon termination of the Grantee’s employment by the Company, Railway LLC or a subsidiary or affiliate, or at any time as the Company may request, the Grantee will promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate of the Company, the Grantee or a third party) relating to the Company, an affiliate of the Company or any of their businesses or property which the Grantee may possess or have under the Grantee’s direction or control.

In addition to the foregoing, Executive acknowledges certain management and employee sharing arrangements between the Company and its affiliate, RailAmerica, Inc. and/or its subsidiaries, and that Executive may from time-to-time be privy to certain confidential information of that affiliate and/or its subsidiaries. Executive agrees to keep confidential all secret and confidential information of RailAmerica, Inc. and to abide by RailAmerica, Inc.’s Insider Trading policies.

(d) Acknowledgment. The Grantee agrees and acknowledges that each restrictive covenant in this Section 6 is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company, Railway LLC and its affiliates, imposes no undue hardship on the Grantee, is not injurious to the public, and that, notwithstanding any provision in this RSU Agreement to the contrary, any violation of this restrictive covenant shall be specifically enforceable in any court of competent jurisdiction. The Grantee agrees and acknowledges that a portion of the compensation provided to the Grantee under this RSU Agreement will be provided in consideration of the covenants contained in this Section 6, the sufficiency of which consideration is hereby acknowledged. If any provision of this Section 6 as applied to the Grantee or to any circumstance is adjudged by a court with competent jurisdiction to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provisions of this Section 6. If the scope of any such provision, or any part thereof; is too broad to permit enforcement of such provision to its full extent, the Grantee agrees that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. The Grantee agrees and acknowledges that the breach of this Section 6 will cause irreparable injury to the Company and Railway LLC upon breach of any provision of this Section 6, the Company or Railway LLC shall be entitled to injunctive relief, specific performance or other equitable relief by any court with competent jurisdiction without the need to prove the inadequacy of monetary damages or post a bond; provided, however, that this shall in no way limit any other remedies which the Company or Railway LLC may have (including, without limitation, the right to seek monetary damages). Each of the covenants in this Section 6 shall be construed as an agreement independent of any other provisions in this RSU Agreement,

7. No Rights to Continuation of Employment Relationship. Nothing in this RSU Agreement shall confer upon the Grantee any right to continue employment with the Company, Railway LLC or any respective subsidiary thereof or shall interfere with or restrict the right of the Company, Railway LLC or the respective shareholders thereof (or of a subsidiary or its shareholders, as the case may be) to terminate the Grantee’s employment any time for any reason whatsoever, with or without Cause.

8. Tax Withholding. It is intended that the Grantee shall be solely responsible for the withholding and/or payment of any federal, state, local or other taxes, including but not limited to, estimated taxes and self-employment taxes, as well as any interest or penalties that may be assessed, imposed or incurred as a result of the compensation paid under this RSU Agreement. The Grantee may satisfy such obligation by (i) making a cash payment to the Company equal to the amount of such taxes, (ii) instructing the Company to deduct a number of FECR Shares or FECR Holding LLC Interests, as applicable, otherwise issuable in respect of the RSUs with a fair market value equal to the amount of such taxes or (iii) any other method acceptable to the Company.

9. Section 409A Compliance and Equitable Adjustments. The intent of the parties is that payments and benefits under this RSU Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent subject thereto, and, accordingly, to the maximum extent permitted, this RSU Agreement shall be interpreted and be administered to be in compliance therewith. Notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Grantee shall not be considered to have separated from service with the Company for purposes of this RSU Agreement and no payment shall be due to the Grantee under this RSU Agreement on account of a separation from service until the Grantee would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Any payments described in this RSU Agreement that are due within the “short-term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in this RSU Agreement, to the extent that any RSUs are payable upon a separation from service and such payment would result in the imposition of any individual excise tax and late interest charges imposed under Section 409A of the Code, the settlement and payment of such awards shall instead be made on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). In the event of an FECR Change in Capitalization, the Board shall make such equitable changes or adjustments as it deems necessary or appropriate to the number and kind of securities or other property (including cash) which may become payable in respect of outstanding RSUs and related DERs hereunder.

10. Governing Law; Venue. This RSU Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choices of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware. Except as set forth in the second sentence of

Section 19(e), any legal action, suit or proceeding arising out of or in connection with this RSU Agreement shall be brought in the United States District Court for the Middle District of Florida or in the courts of the State of Florida (in each case applying the laws of the State of Delaware).

11. RSU Agreement Binding on Successors. The terms of this RSU Agreement shall be binding upon Grantee and upon Grantee’s heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest, and upon the Company and its successors and assignees.

12. No Assignment. Notwithstanding anything to the contrary in this RSU Agreement, neither this RSU Agreement nor any rights granted herein shall be assignable by Grantee.

13. Necessary Acts. Grantee hereby agrees to perform all acts, and to execute and deliver any documents that may be reasonably necessary to carry out the provisions of this RSU Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities and/or tax laws.

14. Severability, Should any provision of this RSU Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this RSU Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original RSU Agreement. Moreover, if one or more of the provisions contained in this RSU Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

15. Entire Agreement. This RSU Agreement contains the entire agreement and understanding among the parties as to the subject matter hereof and supersedes any prior contracts, understandings, discussions and agreements relating to the subject matter hereof

16. Headings. Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

17. Counterparts. This RSU Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

18. Amendment. No amendment or modification hereof shall be valid unless it shall be in writing and signed by both parties hereto.

19. Definitions. For purposes of this RSU Agreement:

(a) “Act” means the Securities Act of 1933, as amended.

(b) An “affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For the purpose of this definition, RailAmerica, Inc. and its subsidiaries shall be considered affiliates of the Company and Railway LLC.

(c) “Applicable Securities” means outstanding equity securities of the Company or FECR Holding LLC, as the ease may be and as the context requires.

(d) “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d3 under the Exchange Act.

(e) “Cause” shall have the meaning set forth in the Employment Agreement.

(f) “Disability” shall have the meaning set forth in the Employment Agreement.

(g) “Employment Agreement” means the Employment Agreement, by and among the Grantee, the Company and Railway LLC, dated as of this same date.

(h) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(i) “FECR Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) dividend (whether in the form of cash, stock, or other property), stock split or reverse stock split, (iii) combination or exchange of shares, (iv) other change in corporate structure or (v) declaration of a special dividend (including a cash dividend) or other distribution, with respect to the Company, FECR LLC, or FECR Holding LLC or any of their respective affiliates which, in any such case, the Board determines, in its discretion, affects FECR Shares, the equity interests of FECR LLC, or FECR Holding LLC Interests, such that an equitable adjustment pursuant to Section 9 hereof is required.

(j) “Fortress Entity” shall have the meaning set forth in the Employment Agreement.

(k) “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

IN WITNESS WHEREOF, the parties hereto have executed this RSU Agreement as of the date set forth above.

FECR RAIL CORP.

By:	/s/ John Brenholt
	Name:	John Brenholt
	Title:	EVP - CFO

FLORIDA EAST COAST RAILWAY L.L.C.

By:	/s/ James R. Hertwig
	Name:	James R. Hertwig
	Title:	President & CEO

GRANTEE

/s/ Husein Cumber
Husein Cumber

[Signature Page to FECR RSU Agreement]

EXHIBIT A

Subject to the provisions set forth below, on each date in the column captioned “Vesting Date” (each such date, a “Vesting Date”), a percentage of the originally granted RSUs (rounded down to the nearest whole number of RSUs on the first four Vesting Dates) shall vest and become nonforfeitable as follows:

Vesting Date	Percentage of Granted RSUs Vesting
January 1, 2012	Thirty-Three Percent (33%)
January 1, 2013	Thirty-Three Percent (33%)
January 1, 2014	Thirty-Four Percent (34%)

subject in each case to the Grantee continuing employment with the Company, or a subsidiary of the Company through the relevant Vesting Date.

Notwithstanding Section 3(b) of the RSU Agreement and the foregoing provisions of this Exhibit A, the RSUs shall be subject to accelerated vesting upon termination of the Grantee’s employment as set forth in Section 5(b) of the Employment Agreement.

EXHIBIT B

PERFORMANCE RSUs

EBITDA Targets:

2011: $92 million

2012: $106 million

2013: $129 million

For purposes of this Exhibit B, “EBITDA” shall mean, with respect to any fiscal year, FECR Rail’s net income (loss) before interest, income taxes, depreciation and amortization (excluding non-recurring items and gains and losses on asset sales), in each case, as such amount is determined in accordance with U.S. generally accepted accounting principals, consistently applied, by FECR Rail’s auditors.